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                                                                    EXHIBIT 8.1





                                April 22, 1996






Community State Bank
208 Steele Street
Algoma, Wisconsin  54201-1263

                 Re:      Federal Income Tax Consequences of Merger

Gentlemen:

                 We have acted as counsel for Community State Bank (the "Bank") in connection with the negotiation and execution of the Plan and Agreement of Merger and Reorganization dated February 23, 1996 (the "Agreement"), between the Bank and F&M Bancorporation ("F&M") pursuant to which the F&M's wholly-owned, newly-formed subsidiary, F&M Interim Bank ("Subsidiary") will be merged with and into the Bank (the "Merger"). This letter furnishes you with our opinion as to certain of the federal income tax consequences of the Merger.

                 The following is a description of the relevant terms of the transaction based on our examination of the Agreement and our understanding of the related factual background. All terms not otherwise defined herein shall have the same meaning as set forth in the Agreement.

PARTIES

                 F&M, a Wisconsin corporation, is a registered multi-bank holding company under the Bank Holding Company Act of 1956, as amended. F&M's principal asset is the stock of its subsidiaries. F&M owned, as of March 1, 1996, substantially all of the outstanding capital stock of 14 banks with a
total of 42 offices in Wisconsin.   F&M Common is listed on the National
Association of Securities Dealers Automated Quotations/National Market System (the "NASDAQ/NMS").
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Community State Bank
April 22, 1996
Page 2




                 The Bank, a Wisconsin state bank, provides retail and commercial banking services for customers through its main office in Algoma, Wisconsin and a branch in Forestville, Wisconsin. Bank has one class of voting common stock outstanding which is held by approximately 350 shareholders.

PROPOSED TRANSACTION

                 Pursuant to Section 3.1 of the Agreement, at the Effective Time, Subsidiary will be merged with and into the Bank. Under Section 3.3(a) of the Agreement, the shares of Bank Stock outstanding at the Effective Time, other than treasury shares and shares held by dissenting Bank Shareholders, will be converted into the right to receive that number of shares of F&M Common determined pursuant to the Exchange Ratio. Under Section 3.3(c) of the Agreement, each Bank shareholder will receive cash in lieu of any fractional shares of F&M Common to which he would otherwise be entitled in the Merger.

                 With regard to the Bank's purpose for entering into the Agreement, the affiliation with F&M will give the Bank the opportunity to realize economies of scale and increased efficiencies of operation, to the benefit of its customers. Further, affiliation with F&M will permit or enhance the development of new products and services for Bank customers.

                 From F&M's standpoint, the combination of its business with that of the Bank will expand F&M's service area to an additional market in east central Wisconsin, expanding the areas of the state of Wisconsin served by F&M Banks. The acquisition of the Bank is also anticipated to help F&M achieve economies of scale by combining certain operations and creating additional efficiencies due to F&M's existing capacity to provide various services to additional subsidiary banks such as the Bank. For example, F&M offers its subsidiary banks centralized services relating to marketing, credit review and analysis, human resources, accounting, investment management and data processing, all of which could be provided for the Bank by existing F&M personnel.
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Community State Bank
April 22, 1996
Page 3





FACTUAL REPRESENTATIONS

                 In rendering our opinion, we have relied on the representations received from F&M and the Bank contained in the attached Certificates, which are incorporated hereby by reference.

CONCLUSIONS

                 Based on (i) our examination of the Agreement, (ii) the foregoing description and the representations set forth in the attached Certificates, (iii) the foregoing description and the representations contained in the attached Certificates remaining true in all material respects at the Effective Time, (iv) holders of less than 10% in the aggregate of the Bank Stock dissenting from the Merger and (v) assuming that the transaction is consummated in accordance with the terms of the Agreement, it is our opinion that for federal income tax purposes:

                 1.  The Merger will be a reorganization within the meaning of
Section 368(a)(1)(A) and (a)(2)(E) of the Internal Revenue Code of 1986, as amended.

                 2. Pursuant to Code Section 354(a)(1), the Bank Shareholders will recognize no gain or loss on the exchange of their Bank Stock solely in exchange for F&M Common.

                 3. Pursuant to Code Section 358(a)(1), the basis of the F&M Common received by the Bank Shareholders (including any fractional share interests to which they may be entitled) will be the same as the basis of the Bank Stock surrendered in exchange therefor.

                 4. Pursuant to Code Section 1223(1), the holding period of the F&M Common to be received by the Bank Shareholders (including any fractional share interests to which they may be entitled) will include the period during which the Bank Stock surrendered in exchange therefor is held, provided that the Bank Stock surrendered is held as a capital asset at the Effective Time.

                 5. The payment of cash to the Bank Shareholders in lieu of their fractional interests of F&M Common will be treated as if the fractional shares were distributed as part of the
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Community State Bank
April 22, 1996
Page 4




exchange and then redeemed. These payments will be treated as having been received as distributions in full payment in exchange for stock redeemed as provided in Code Section 302(a) (Rev. Rul. 66-365, 1966-2 C.B. 116 and Rev. Proc. 77-41, 1977-2 C.B. 574).

                 Our opinion is not, nor should it be construed or relied upon as, a guaranty, nor is it in any way binding on the Internal Revenue Service. It is intended only to reflect our best professional judgment as to the matters set forth herein as of the date hereof.

                 We consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, however, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

                                        Very truly yours,


                                        GODFREY & KAHN, S.C.
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                                  CERTIFICATE

                                       OF

                              COMMUNITY STATE BANK


                 Community State Bank ("Bank") is a party to a Plan and Agreement of Merger and Reorganization dated February 23, 1996 (the "Agreement") by and between Bank and F & M Bancorporation, Inc. ("F&M") pursuant to which F&M's wholly-owned, newly-formed subsidiary, F & M Interim Bank ("Subsidiary") will be merged with and into Bank (the "Merger"). This Certificate is given in connection with the tax opinion to be rendered by Godfrey & Kahn, S.C. concerning the conversion of each share of Bank Stock outstanding at the Effective Time (as defined in the Agreement) into the right to receive shares of F&M Common.

                 1. There is no plan or intention by the shareholders of Bank who own 1 percent or more of the Bank stock, and to the best of the knowledge of the management of Bank, there is no plan or intention on the part of the remaining shareholders of Bank to sell, exchange, or otherwise dispose of a number of shares of F&M Common stock received in the transaction that would reduce the Bank shareholders' ownership of F&M Common stock to a number of shares having a value, as of the date of the transaction, of less than 50 percent of the value of all of the formerly outstanding stock of Bank as of the same date. For purposes of this representation, shares of Bank Stock exchanged for cash or other property, surrendered by dissenters or exchanged for cash in lieu of fractional shares of F&M Common stock will be treated as outstanding Bank Stock on the date of the transaction. Moreover, shares of Bank Stock and shares of F&M Common stock held by Bank shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transaction will be considered in making this representation.

                 2. Following the transaction, Bank will hold at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets and at least 90 percent of the fair market value of Subsidiary's net assets and at least 70 percent of the fair market value of the Subsidiaries's gross assets held immediately prior to the transaction. For purposes of this representation, amounts paid by Bank or Subsidiary to dissenters, amounts paid by Bank or Subsidiary to shareholders who receive cash or other property, amounts used by Bank or Subsidiary to pay reorganization expenses, and all redemptions and distributions (except for
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regular, normal dividends) made by Bank will be included as assets of Bank or
Subsidiary, respectively, immediately prior to the transaction.

                 3. F&M, Subsidiary, Bank, and the shareholders of Bank will pay their respective expenses, if any, incurred in connection with the transaction.

                 4. There is no intercorporate indebtedness existing between F&M and Bank or between Subsidiary and Bank that was issued, acquired, or will be settled at a discount.

                 5. In the transaction, shares of Bank Stock representing control of Bank, as defined in Section 368(c)(1) of the Internal Revenue Code of 1986, as amended (the "Code"), will be exchanged solely for voting stock of F&M. For purposes of this representation, shares of Bank Stock exchanged for cash or other property originating with F&M will be treated as outstanding Bank Stock on the date of the transaction.

                 6. At the time of the transaction, Bank will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in Bank that, if exercised or converted, would affect F&M's acquisition or retention of control of Bank, as defined in Section 368(c)(1) of the Code.

                 7. On the date of the transaction, the fair market value of the assets of Bank will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject.

                 8. The payment of cash in lieu of fractional shares of F&M Common is solely for the purpose of avoiding the expense and inconvenience to F&M of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the transaction to the Bank shareholders instead of issuing fractional shares of F&M Common will not exceed one percent of the total consideration that will be issued in the transaction to the Bank shareholders in exchange for their shares of Bank Stock. The fractional share interests of each Bank shareholder will be aggregated, and no Bank shareholder will receive cash in an amount greater than the value of one full share of F&M Common.

                 9. None of the compensation received by any shareholder-employees of Bank will be separate consideration for, or allocable to, any of their shares of Bank Stock; none of the shares of F&M Common received by any shareholder-employees will





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be separate consideration for, or allocable to, any employment agreement; and
the compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.


                                           COMMUNITY STATE BANK




Date: April 22, 1996                       By:/s/ James L. Slaby
                                              ---------------------------
                                              James L. Slaby, Chairman of
                                              the Board






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                                  CERTIFICATE

                                       OF

                           F & M BANCORPORATION, INC.


                  F & M Bancorporation, Inc. ("F&M") is a party to a Plan and Agreement of Merger and Reorganization dated February 23, 1996 (the "Agreement") by and between Community State Bank ("Bank") and F&M pursuant to which F&M's wholly-owned, newly-formed subsidiary, F & M Interim Bank ("Subsidiary") will be merged with and into Bank (the "Merger"). This Certificate is given in connection with the tax opinion to be rendered by Godfrey & Kahn, S.C. concerning the conversion of each share of Bank Stock outstanding at the Effective Time (as defined in the Agreement) into the right to receive shares of F&M Common.

                 1. Following the transaction, Bank will hold at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets and at least 90 percent of the fair market value of Subsidiary's net assets and at least 70 percent of the fair market value of the Subsidiaries's gross assets held immediately prior to the transaction. For purposes of this representation, amounts paid by Bank or Subsidiary to dissenters, amounts paid by Bank or Subsidiary to shareholders who receive cash or other property, amounts used by Bank or Subsidiary to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Bank will be included as assets of Bank or Subsidiary, respectively, immediately prior to the transaction.

                 2. Prior to the transaction, F&M will be in control of Subsidiary within the meaning of Section 368(c)(1) of the Internal Revenue Code of 1986, as amended (the "Code").

                 3. Following completion of the Merger, Bank has no plan or intention to issue additional shares of its stock that would result in F&M losing control of Bank within the meaning of Section 368(c)(1) of the Code.

                 4. F&M has no plan or intention to reacquire any of its stock issued in the transaction; F&M does, from time to time, repurchase its own shares in the public market.

                 5. F&M has no plan or intention to liquidate Bank; to merge Bank with or into another corporation; to sell or otherwise dispose of the stock of Bank except for transfers of stock to
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corporations controlled by F&M; or to cause Bank to sell or otherwise dispose of any of its assets or of any of the assets acquired from Subsidiary, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by Bank.

                 6. The liabilities of Subsidiary assumed by Bank and the liabilities to which the transferred assets of Subsidiary are subject were incurred by Subsidiary in the ordinary course of its business. (Alternatively) Subsidiary will have no liabilities assumed by Bank, and will not transfer to Bank any assets subject to liabilities, in the transaction.

                 7. Following the transaction, Bank will continue its historic business or use a significant portion of its historic business assets in a business.

                 8. F&M, Subsidiary, Bank, and the shareholders of Bank will pay their respective expenses, if any, incurred in connection with the transaction.

                 9. There is no intercorporate indebtedness existing between F&M and Bank or between Subsidiary and Bank that was issued, acquired, or will be settled at a discount.

                 10. In the transaction, shares of Bank Stock representing control of Bank, as defined in Section 368(c)(1) of the Code, will be exchanged solely for voting stock of F&M. For purposes of this representation, shares of Bank Stock exchanged for cash or other property originating with F&M will be treated as outstanding Bank Stock on the date of the transaction.

                 11. F&M does not own, nor has it owned during the past five years, any shares of the stock of Bank.

                 12. The payment of cash in lieu of fractional shares of F&M Common is solely for the purpose of avoiding the expense and inconvenience to F&M of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the transaction to the Bank shareholders instead of issuing fractional shares of F&M Common will not exceed one percent of the total consideration that will be issued in the transaction to the Bank shareholders in exchange for their shares of Bank Stock. The fractional share interests of each Bank shareholder will be aggregated, and no Bank shareholder will receive cash in an amount greater than the value of one full share of F&M Common.





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                 13.  None of the compensation received by any
shareholder-employees of Bank will be separate consideration for, or allocable to, any of their shares of Bank Stock; none of the shares of F&M Common received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

                                        F & M BANCORPORATION, INC.




Date: April 22, 1996                    By:/s/ Gail E. Janssen
                                           ---------------------------
                                           Gail E. Janssen, President






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